Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 540-9222
sstacy@aligntech.com	align@ethoscommunication.com

Align Technology Announces $50 Million Stock Repurchase Program

Santa Clara, Calif. - April 29, 2008 - Align Technology, Inc. (Nasdaq: ALGN) today announced that its board of directors has authorized a stock repurchase program of up to $50 million, effective immediately.

"We are confident in our ability to generate cash in excess of our needs to grow the business," said Ken Arola, vice president and chief financial officer of Align Technology. "Returning this excess cash to our shareholders through a repurchase program will contribute to our goal of enhancing shareholder value. It will also have the effect of offsetting dilution from our employee equity plans."

Any purchases under Align's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. The program does not obligate Align to acquire any particular amount of common stock and depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time-to-time without prior notice. As of April 25, Align had approximately 69.6 million shares outstanding.

In a separate announcement today, Align also announced financial results for its first fiscal quarter of 2008. For more information, please see Align's press release titled, "Align Technology Announces First Quarter Fiscal 2008 Results."

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit http://www.invisalign.com or call 1-800-INVISIBLE.

Forward-Looking Statement

This press release contains forward-looking statements, including statements made by Mr. Arola on Align's ability to generate cash in excess of Align's needs and other statements about Align's common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict, including, but not limited to, risks relating to Align's ability to sustain or increase profitability or revenue growth in future periods while controlling expenses, continued customer demand for Invisalign and new products, acceptance of Invisalign and new products by consumers and dental professionals, competition from manufacturers of traditional braces and new competitors, Align's ability to develop and successfully introduce new products and product enhancements, changes in the market price of Align's common stock and changes in Align's financial results, financial condition and cash requirements. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 26, 2008. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Align undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Align Technology Inc. 881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201